UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2007
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

14400 North 87th Street
Scottsdale, Arizona	85260-3649
(Address of principal executive offices)	(Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On February 6, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of JDA Software Group, Inc. (the “Company”) approved a 2007 cash incentive bonus plan for the following executive officers of the Company (the “Officers”) based on the targeted amounts set forth below (the “Plan”):

		Annual Target Cash
Officer	Title	Bonus Amount
Hamish N. Brewer	President and Chief Executive Officer	$350,000
Kristen L. Magnuson	Executive Vice President and Chief Financial Officer	$225,000
Christopher Koziol	Chief Operating Officer	$275,000
Philip Boland	Senior Vice President, Worldwide Consulting Services	$250,000
G. Michael Bridge	Senior Vice President and General Counsel	$165,000
Thomas Dziersk	Senior Vice President, Americas	$250,000
Lori Mitchell-Keller	Senior Vice President, Product Management	$200,000
David R. King	Senior Vice President, Product Development	$225,000
Christopher J. Moore	Senior Vice President, Customer Support Solutions	$245,000
Jeffrey Kissling	Senior Vice President, Technology Transition	$185,000
Ronald Kubera	Senior Vice President, Supply Chain	$200,000
Wayne J. Usie	Senior Vice President, Retail	$245,000

	Total	$2,815,000
Amounts are payable under the Plan on a quarterly basis based on the actual EBITDA achieved by the Company for the applicable quarter for the fiscal year 2007, annualized as follows:

2007 Actual EBITDA Total	Total Annual Cash Bonus Amount Payable under the Plan
Less than $75,000,000	No cash bonus payable.

$75,000,000	50% of the Annual Target Cash Bonus Amount.

Greater than $75,000,000 but less than $85,000,000	50% of the Annual Target Cash Bonus Amount plus 5% of the Annual Target Cash Bonus Amount for every one million dollars of EBITDA achieved in excess of $75,000,000, pro rated to the actual EBITDA dollar amount.

$85,000,000	Annual Target Cash Bonus Amount.

Greater than $85,000,000	Annual Target Cash Bonus Amount plus 5% of the Annual Target Cash Bonus Amount for every one million dollars of EBITDA achieved in excess of $85,000,000, pro rated to the actual EBITDA dollar amount.
There is no cap on the maximum amount these executives can receive if the Company exceeds $85,000,000 in EBITDA for the fiscal year 2007. Furthermore, the amounts payable under the Plan, if any, are included in the actual EBITDA figures for each quarter for the fiscal year 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA Software Group, Inc.
Date: February 12, 2007	By:	/s/ Kristen L. Magnuson
Kristen L. Magnuson
Executive Vice President and Chief Financial Officer